Exhibit 99.1

FOR IMMEDIATE RELEASE                                                       NEWS
---------------------
September 27, 2001                                   Nasdaq National Market-KARE

             KOALA CORPORATION OBTAINS RESTRUCTURED CREDIT FACILITY

DENVER, Colorado - Koala Corporation (Nasdaq National Market-KARE), a diversified business-to-business provider of family-friendly solutions, today announced it has obtained a restructured credit facility from its senior lenders.

The credit facility includes a $28 million term loan that will mature on September 26, 2004, but will be amortized over seven years. The loan will bear interest at the bank's prime rate plus 2.5%. Principal on the loan will be payable quarterly, while interest payments will be made monthly.

The credit facility also includes a one-year, $14 million revolving line of credit. The line will bear interest at the bank's prime rate plus 2.5%, and interest will be payable monthly. A monthly borrowing base formula calculated based on levels of accounts receivable and inventory will govern availability under the line of credit. At the time of closing, availability under the line was approximately $11.3 million, of which approximately $10.5 million had been utilized by the Company.

The agreement contains provisions that allow for a reduction of the interest rate on both the term loan and line of credit. Any interest rate reductions will be based on the reduction of the Company's leverage ratio, which is calculated by dividing the total funded debt by EBITDA (earnings before interest, taxes, depreciation and amortization).

"Our senior lenders have been supportive during our recent negotiations and we are very pleased with the terms of our new banking agreement," said Mark Betker, chairman and CEO. "Of course, as we have stated in the past, one of our primary corporate objectives going forward will be the continued aggressive reduction of our long-term debt."

Founded in 1986, Koala Corporation is an integrated provider of products and solutions designed to help businesses become "family friendly" and allow children to play safely in public. The Company develops and markets a wide variety of infant and child protection and activities products, which are marketed under the Company's recognizable "Koala Bear Kare" brand name. Koala's strategic objective is to address the growing commercial demand for safe, public play environments for children, as well as products and solutions that help businesses create family-friendly atmospheres for their patrons.

Statements made in this news release that are not historical facts may be forward-looking statements. Such statements include projections regarding future earnings results and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Koala Corporation and its industry and other factors which could affect the Company's financial results are included in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

                                       ###

                                    CONTACTS:

Koala Corporation                           Pfeiffer High Public Relations, Inc.
Mark Betker, CEO                                                      Geoff High
303/574-3400                                                        303/393-7044
                                                          geoff@pfeifferhigh.com